STATE OF TEXAS

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Economic Development Incentive Agreement

COUNTY OF DALLAS

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This Economic Development Incentive Agreement (“Agreement”) is made by and between the City of Richardson, Texas (“City”) and Hartman Richardson Heights Properties, LLC, a Texas limited liability company (the “Company”), acting by and through their respective authorized representatives.

W I T N E S S E T H:

WHEREAS, Company is the owner of the Richardson Heights Shopping Center located at the southwest corner of Main Street/Belt Line Road and North Central Expressway & US 75 in Richardson, Texas (the “Center”); and

WHEREAS, the Company intends to renovate the improvements in the Center located at 100 S. Central Expressway, Suite 14, Richardson, Texas (hereinafter defined as the “Improvements”), and has or intends to enter into a lease (hereinafter defined as the Lease) of the Improvements following certain renovation thereof (hereinafter defined as the “Leased Premises”) for a period of at least fifteen (15) years with the Lessee (hereinafter defined), for the operation of an Alamo Draft House Cinema and Restaurant (hereinafter collectively defined as the “Theater”); and

WHEREAS, the Company intends to invest approximately Four Million Eight Hundred Thousand Dollars ($4,800,000.00) in the renovation of the Improvements for the occupancy of the Leased Premises by the Lessee; and

WHEREAS, the Company has advised the City that a contributing factor that would induce the Company to renovate the Improvements and enter into the Lease would be an agreement by the City to provide an economic development grant to the Company to defray a portion of the costs of the renovation of the Improvements for the Lessee; and

WHEREAS, the Lessee has or intends to enter into the Lease; and

WHEREAS, the City desires to encourage business expansions within the City that will add property tax base and generate additional sales tax and other revenue for the City; and

WHEREAS, the promoting of the expansion of existing businesses within the City will promote economic development, stimulate commercial activity, generate additional sales tax and will enhance the property tax base and economic vitality of the City; and

WHEREAS, the City has adopted programs for promoting economic development, and this Agreement and the economic development incentives set forth herein are given and provided by the City pursuant to and in accordance with those programs; and

WHEREAS, the City is authorized by Article III, Section 52-a of the Texas Constitution and Texas Local Government Code Chapter 380 to provide economic development grants to promote local economic development and to stimulate business and commercial activity in the City; and

WHEREAS, the City has determined that making an economic development grant to the Company in accordance with this Agreement is in accordance with the City Economic Development Program and will: (i) further the objectives of the City; (ii) benefit the City and the City’s inhabitants; and (iii) will promote local economic development and stimulate business and commercial activity in the City.

NOW THEREFORE, in consideration of the foregoing, and on the terms and conditions hereinafter set forth, and other valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

Article I

Definitions

For purposes of this Agreement, each of the following terms shall have the meaning set forth herein unless the context clearly indicates otherwise:

“Annual Grant(s)” shall mean five (5) annual economic development grants to be provided by the City, in the total aggregate amount not to exceed the Maximum Annual Grant Amount, to be paid as set forth herein.

“Bankruptcy or Insolvency” shall mean the dissolution or termination of a party’s existence as a going business, insolvency, appointment of receiver for any part of such party’s property and such appointment is not terminated within ninety (90) days after such appointment is initially made, any general assignment for the benefit of creditors, or the commencement of any proceeding under any bankruptcy or insolvency laws by or against such party and such proceeding is not dismissed within ninety (90) days after the filing thereof.

“Capital Investment” shall mean the Company’s total capitalized cost of the renovation to the Improvements.

“Casualty” shall mean the Improvements are wholly or partially destroyed by fire, tornado, hurricane, earthquake, flood or similar casualty that renders the Improvements unfit for the intended purpose.

“City” shall mean the City of Richardson, Texas.

“Commencement Date” shall mean the later of the date a final certificate of occupancy is issued for the occupancy of the Improvements by the Lessee or the date the Theater is open for business and to the public.

“Commencement of Construction” shall mean that: (i) the plans have been prepared and all approvals thereof required by applicable governmental authorities have been obtained for construction of the renovation of the Improvements; (ii) all necessary permits for the construction of the renovation of the Improvements have been issued by the applicable governmental authorities; and (iii) construction of the vertical elements of the renovation of the Improvements has commenced.

“Company” shall mean Hartman Richardson Heights Properties, LLC, a Texas limited liability company.

“Completion of Construction” shall mean that: (i) the renovation of the Improvements have been substantially completed; and (ii) a final certificate of occupancy has been issued by the City for the occupancy of the Improvements following renovation by the Lessee.

“Consummated” shall have the same meaning assigned by Texas Tax Code, Section 321.203, or its successor.

“Expiration Date” shall mean the date which is one hundred twenty (120) calendar months following the Commencement Date.

“Force Majeure” shall mean any contingency or cause beyond the reasonable control of a party including, without limitation, acts of God or the public enemy, war, terrorist act, or threat thereof, riot, civil commotion, insurrection, government action or inaction (unless caused by the intentionally wrongful acts or omissions of the party), fires, earthquake, tornado, hurricane, explosions, floods, strikes, slowdowns or work stoppages.

“Grant Period” shall mean the period beginning on the first day of the calendar month immediately following the Commencement Date and continuing through and including the following twelve (12) month period For illustration purposes only, assume the Commencement Date is September 15, 2012 then the First Grant Period would be the period beginning on October 1, 2012 through and including September 30, 2013.

“Grants” shall collectively mean the Sales Tax Grants and the Annual Grants.

“Impositions” shall mean all taxes, assessments, use and occupancy taxes, charges, excises, license and permit fees, and other charges by public or governmental authority, general and special, ordinary and extraordinary, foreseen and unforeseen, which are or may be assessed, charged, levied, or imposed by any public or governmental authority on the Company or any property or any business owned by Company within the City.

“Improvements” shall mean approximately 30,000 square feet of space in the Richardson Heights Shopping Center, located at 100 S. Central Expressway, Suite 14, Richardson, Texas, for the operation of the Theater.

“Lease” shall mean the Lessee’s lease of the Leased Premises for a period of at least fifteen (15) years beginning on the Lease Inception Date.

“Lease Inception Date” shall mean the commencement date of the lease term under the Lease for the Leased Premises, but no later than January 1, 2014.

“Leased Premises” shall mean approximately 30,000 square feet of space in the Richardson Heights Shopping Center, located at 100 S. Central Expressway, Suite 14, Richardson, Texas, for the operation of the Theater following the renovation of the Improvements.

“Lessee” shall mean Iced Tea with Lemon, LLC, d/b/a Alamo Draft House Cinema, a Texas limited liability company.

“Maximum Annual Grant Amount” shall mean the aggregate payment of Annual Grants not to exceed the lesser of: (i) One Million Five Hundred Thousand Dollars ($1,500,000.00); and the product of (actual Capital Investment amount/$4,300,000.00) x ($1,500,000.00).

“Maximum Annual Sales Tax Grant Amount” shall mean One Hundred Thousand Dollars ($100,000.00).

“Payment Request” shall mean a written request from Company to the City for payment of the applicable Sales Tax Grant accompanied by the Sales Tax Certificate for the applicable Grant Period.

“Required Use” shall mean the continuous operation of the Theater open to the public and serving the citizens of Richardson.

“Related Agreement” shall mean any agreement (other than this Agreement) by and between the City and the Company and/or the Lessee.

“Retailers” shall mean the Lessee, the Company and tenants within the Leased Premises required by the State of Texas to collect Sales and Use Tax.

“Sales and Use Tax” shall mean the one percent (1%) Sales and Use Tax imposed by the City pursuant to Chapter 321 of the Texas Tax Code, on the sale of Taxable Items by the Retailers Consummated at the Leased Premises during the applicable Grant Period.

“Sales Tax Certificate” shall mean a report provided by the State of Texas to the City in accordance with Texas Tax Code, Section 321.3022 (or other applicable provision of the Texas Tax Code), which lists the amount of Sales and Use Tax (including any refunds, credits or adjustments) paid to the State of Texas for the sale of Taxable Items by the Retailers Consummated at the Leased Premises, or if such report is not available, a certificate or other statement, containing such information in a form provided by the

Company reasonably acceptable to the City setting forth the total sale of Taxable Items Consummated at the Leased Premises and the Lessee’s collection of Sales and Use Tax (including any refunds, credits or adjustments) paid to the State of Texas, for the sale of Taxable Items by the Retailers Consummated at the Leased Premises during the applicable Grant Period, and such other information as the City may reasonably request.

“Sales Tax Grants” shall mean economic development grants each in the amount equal to one hundred percent (100%) of the Sales Tax Receipts received by the City for the applicable Grant Period not to exceed the Maximum Annual Sales Tax Grant Amount, to be paid annually to the Company as set forth herein. The amount of each Sales Tax Grant shall be computed by multiplying the Sales Tax Receipts received by the City by the stated percentage for the given Grant Period less the administrative fee charged to the City by the State of Texas, not to exceed the Maximum Sales Tax Grant Amount.

“Sales Tax Receipts” shall mean the City’s receipts from the State of Texas from the Retailers’ collection of the Sales and Use Tax.

“State of Texas” shall mean the Office of the Texas Comptroller, or its successor.

“Taxable Items” shall mean both “taxable items” and “taxable services” as those terms are defined by Chapter 151, Texas Tax Code, as amended.

“Theater” shall mean a motion picture (movie) theater with seven (7) screens with a total seating capacity of approximately 744 seats and a restaurant with a stand alone lounge and patio serving a variety of high quality food and beverage menu items prepared on-site.

Article II

Term

The term of this Agreement shall begin on the last date of execution hereof (the “Effective Date”) and continue until the Expiration Date, unless sooner terminated as provided herein.

Article III

Economic Development Grants

3.1

Sales Tax Grant. (a)  Subject to the Required Use and continued satisfaction of all the terms and conditions of this Agreement and the obligation of the Company to repay the Grants pursuant to Article V hereof, the City agrees to provide the Company with ten (10) Sales Tax Grants, each in an amount equal to one hundred percent (100%) of the Sales Tax Receipts for the applicable Grant Period, not to exceed the Maximum Sales Tax Grant Amount. The Annual Sales Tax Grants shall be paid within ninety (90) days after receipt of a Payment Request following the end of the applicable Grant Period. Each Payment Request shall be submitted to the City not later than sixty (60) days immediately following the end of the applicable Grant Period. For illustration purposes, assume the Commencement Date is September 15, 2012, in which case the first Grant Period would begin October 1, 2012 through and including September 30, 2013, the Payment Request for the first Grant Period would be submitted to the City by the Company within sixty (60) days after September 30, 2013 and the first Sales Tax Grant would be paid within ninety (90) days after end of the first Grant Period provided the Company has provided the Payment Request. The amount of the first Sales Tax Grant shall be equal to one hundred percent (100%) of the Sales Tax Receipts for the period beginning October 1, 2012, through and including September 30, 2013, not to exceed the Maximum Sales Tax Grant Amount.

(b)

Adjustment Notification. The Company shall promptly notify the City in writing of any adjustments found, determined or made by the Lessee, the State of Texas or by an audit that results, or will result, in either a refund or reallocation of Sales Tax Receipts or the payment of Sales and Use Tax or involving amounts reported by the Lessee as subject to this Agreement. Such notification shall also include the amount of any such adjustment in Sales and Use Tax or Sales Tax Receipts. The Company shall notify the City in writing within ninety (90) days after receipt of notice of the intent of the State of Texas, to audit the Lessee, its Affiliates and/or its customers. Such notification shall also include the period of such audit or investigation.

(c)

Adjustments.  In the event the Lessee files an amended sales and use tax return, or report with the State of Texas, or if additional Sales and Use Tax is due and owing by the Lessee to the State of Texas, as determined or approved by the State of Texas, affecting Sales Tax Receipts for a previous Grant Period, then the Grant payment for the Grant Period immediately following such State of Texas approved amendment shall be adjusted accordingly (i.e., up or down, depending on the facts) provided the City has received Sales Tax Receipts attributed to such adjustment.  As a condition precedent to payment of such adjustment, the Company shall provide the City with a copy of any such amended sales and use tax report or return, and the approval thereof by the State of Texas. Copies of any amended sales and use tax return or report or notification from the State of Texas that additional Sales and Use Tax is due and owing by the Lessee to the State of Texas, as determined by the State of Texas, affecting Sales Tax Receipts for a previous Grant Period shall be provided to the City with the Payment Request for the next Grant Period.

(d)

Refunds and Underpayments of Grants.  In the event the State of Texas determines that the City erroneously received Sales Tax Receipts, or that the amount of Sales and Use Tax paid to the Company exceeds (or is less than) the correct amount of Sales and Use Tax for a previous Grant Period, for which the Company has received a Sales Tax Grant, the Company shall, within sixty (60) days after receipt of notification thereof from the City specifying the amount by which such Sales Tax Grant exceeded the amount to which the Company was entitled pursuant to such State of Texas determination, adjust (up or down, depending on the facts) the amount claimed due for the Sales Tax Grant payment for the Grant Period immediately following such State of Texas determination.  If the Company does not adjust the amount claimed due for the Sales Tax Grant payment for the Grant Period immediately following such State of Texas determination the City may, at its option, adjust the Sales Tax Grant payment for the Grant Period immediately following such State of Texas determination.  If the adjustment results in funds to be paid back to the City, the Company shall repay such amount to the City within sixty (60) days after receipt of such State of Texas determination. As a condition precedent to payment of such refund, the City shall provide Company with a copy of such determination by the State of Texas.  The provisions of this Section shall survive termination of this Agreement.

(e)

Grant Payment Termination; Suspension. This payment of Sales Tax Grants shall terminate on the effective date of determination by the State of Texas or other appropriate agency or court of competent jurisdiction that the Leased Premises is not a place of business resulting in Sales and Use Taxes being due the City from the sale of Taxable Items by the Retailers at the Leased Premises. In the event the State of Texas seeks to invalidate the Leased Premises as a place of business where Sales and Use Tax was properly remitted to the State of Texas (the “Comptroller Challenge”) the payment of Sales Tax Grants by the City hereunder shall be suspended until such Comptroller Challenge is resolved in whole favorably to the City. In such event, the Company shall not be required to return or refund Sales Tax Grants previously received from the City provided the Lessee is actively defending against and/or contesting the Comptroller Challenge and Company promptly informs the City in writing of such Lessee actions and with copies of all documents and information related thereto. In the event the Comptroller Challenge is not resolved favorably to the City and/or in the event the State of Texas determines that the Leased Premises is not a place of business where the Sales and Use Tax was properly remitted to the State of Texas, and Sales and Use Tax Receipts previously paid or remitted to the City  relating to the Leased Premises are reversed and required to be repaid to the State of Texas, then the obligation to pay the Sales Tax Grants shall terminate and the Company shall refund all Sales Tax Grants received by the Company from the City that relate to the Comptroller Challenge, which refund shall be paid to the City within forty-five (45) days of the date that the Comptroller Challenge required the City to repay Sales and Use Tax Receipts.

3.2

Annual Grants. (a)

Subject to the Required Use and continued satisfaction of all the terms and conditions of this Agreement, the City agrees to provide the Company with five (5) Annual Grants. The amount of each Annual Grant shall be determined by dividing the Maximum Annual Grant Amount by five (5) to determine five (5) equal Annual Grant payment amounts, such determination to be made by the City within forty-five (45) days after the Commencement Date following the City receipt of receipts and invoices from the Company evidencing the actual Capital Investment made to the Improvements by the Company for the occupancy of the Leased Premises by the Lessee.  The Company shall within thirty (30) days after the Commencement Date provide the City with copies of receipts and invoices and such other information as the City may reasonably request to determine the actual amount of Capital Investment made to the Improvements (the Capital Investment Receipts). The amount of the aggregate of the Annual Grants shall not exceed the Maximum Annual Grant Amount.

(b)

The Annual Grants shall be paid beginning within thirty (30) days after the date the City has determined the Annual Grant amount as set forth in (a) above, and would continue on the anniversary date of such payment date each calendar year thereafter. For illustration purposes only, assume that the Commencement Date is September 1, 2012, then the Company would be required to provide the Capital Investment Receipts on or before October 1, 2012, the City determination of the Annual Grant amounts would be determined on or before October 16, 2012, and the first Annual grant would be paid on October 31, 2012. For further illustration purposes only, assume the actual Capital Investment made to the Improvements by the Company is at least

$4,300,000.00 then the amount of each Annual Grant would be $300,000.00. For further illustration purposes only, assume the actual Capital Investment made to the Improvements by the Company is at $3,860,000.00 then the amount of each Annual Grant would be ($3,860,000.00/$4,300,000.00) x ($1,500,000.00) = $1,346,512/5 = ($269,302.40).

3.3

Grant Limitations.  Under no circumstances shall the obligations of the City hereunder be deemed to create any debt within the meaning of any constitutional or statutory provision; provided; however, City agrees during the term of this Agreement to make a good faith effort to appropriate funds each year to pay the Grants for the then ensuing fiscal year. Further, the City shall not be obligated to pay any commercial bank, lender or similar institution for any loan or credit agreement made by the Company.  None of the obligations of the City under this Agreement shall be pledged or otherwise encumbered by the Company in favor of any commercial lender and/or similar financial institution.

3.4

Current Revenue.  The Grants made hereunder shall be paid solely from lawfully available funds that have been appropriated by the City. The City shall have no obligation or liability to pay any Grants except as allowed by law. The City shall not be required to pay any Grants if prohibited under federal or state legislation or a decision of a court of competent jurisdiction.

3.5

Fast Track Development.  The City Manager and staff will assume the full responsibility to ensure that all efforts are taken to meet any planning, timing and construction issues related to the Company’s renovation to the Improvements.

3.6.

Indemnification. THE COMPANY AGREES TO DEFEND, INDEMNIFY AND HOLD THE CITY, THEIR RESPECTIVE OFFICERS, AGENTS AND EMPLOYEES (COLLECTIVELY THE “CITY”) HARMLESS FROM AND AGAINST ANY AND ALL REASONABLE LIABILITIES, DAMAGES, CLAIMS, LAWSUITS, JUDGMENTS, ATTORNEY FEES, COSTS, EXPENSES, AND ANY CAUSE OF ACTION THAT DIRECTLY RELATES TO ANY OF THE FOLLOWING:  ANY CLAIMS OR DEMANDS BY THE STATE OF TEXAS THAT THE CITY HAS BEEN ERRONEOUSLY OR OVER-PAID SALES AND USE TAX FOR ANY PERIOD DURING THE TERM OF THIS AGREEMENT AS THE RESULT OF THE FAILURE OF THE LESSEE TO MAINTAIN A PLACE OF BUSINESS AT THE PROPERTY OR IN THE CITY, OR AS A RESULT OF ANY ACT OR OMISSION OR BREACH OR NON-PERFORMANCE BY COMPANY UNDER THIS AGREEMENT EXCEPT THAT THE INDEMNITY PROVIDED HEREIN SHALL NOT APPLY TO ANY LIABILITY RESULTING FROM THE ACTIONS OR OMISSIONS OF THE CITY. THE PROVISIONS OF THIS SECTION ARE SOLELY FOR THE BENEFIT OF THE PARTIES HERETO AND NOT INTENDED TO CREATE OR GRANT ANY RIGHTS, CONTRACTUAL OR OTHERWISE, TO ANY OTHER PERSON OR ENTITY. IT BEING THE INTENTION OF THE PARTIES THAT THE COMPANY SHALL BE RESPONSIBLE FOR THE REPAYMENT OF ANY SALES TAX GRANTS PAID TO THE COMPANY HEREIN THAT INCLUDES SALES AND USE TAX RECEIPTS THAT THE STATE OF TEXAS HAS DETERMINED WAS ERRONEOUSLY PAID, DISTRIBUTED, OR ALLOCATED TO THE CITY.

Article IV

Conditions to Grants

The obligation of the City to pay the Grants shall be conditioned upon the compliance and satisfaction by the Company of the terms and conditions of this Agreement and each of the conditions set forth in this Article IV.

4.1

Payment Request.  The Company shall, as a condition precedent to the payment of each Sales Tax Grant, provide the City with the applicable Payment Request.

4.2

Good Standing.  The Company shall not have an uncured breach or default of this Agreement or a Related Agreement beyond any applicable notice and cure period.

4.3

Sales Tax Certificate.  As a condition to the payment of each Sales Tax Grant hereunder, City shall have received a Sales Tax Certificate for the applicable Grant Period for which payment of a Sales Tax Grant is requested. Beginning April 1 of the calendar year immediately following the first Grant Period and continuing on April 1 of each calendar year thereafter that this Agreement is in effect, the Company shall provide the City with a Sales Tax Certificate for the applicable Grant Period.  The City shall have no duty to calculate the Sales Tax Receipts or determine the entitlement of the Company to any Sales Tax Grant, or pay any Sales Tax Grant during the term of this Agreement until such time as the Company has provided the City a Sales Tax Certificate for the applicable Grant Period.  The City may, but is not required to, provide the Company with a form for the Sales Tax Certificate required herein.  At the request of the City, the Company shall provide such additional documentation as may be reasonably requested by the City to evidence, support and establish the Sales and Use Tax paid and collected (including Sales and Use Tax paid directly to the State of Texas pursuant to a direct payment permit) by the Lessee for the sale of Taxable Items by the Lessee Consummated at the Company’s place of business at the Leased Premises and received by City from the State of Texas. The Sales Tax Certificate shall, at a minimum, contain, include or be accompanied by the following:

(a)

A schedule detailing the amount of the Sales and Use Tax collected and paid to the State of Texas as a result of the sale of Taxable Items by the Retailers Consummated at the Lessee’s place of business at the Leased Premises for the applicable Grant Period;

(b)

A copy of all Sales and Use Tax returns and reports, Sales and Use Tax prepayment returns, direct payment permits and reports, including amended Sales and Use Tax returns or reports, filed by Lessee for the applicable Grant Period showing the Sales and Use Tax collected (including Sales and Use Tax paid directly to the State of Texas pursuant to a direct payment certificate) by Lessee for the sale of Taxable Items Consummated at the Lessee’s place of business at the Leased Premises;

(c)

A copy of all direct payment and self-assessment returns, including amended returns, filed by Lessee for the applicable Grant Period showing the Sales and Use

Tax paid for the sale of Taxable Items by Lessee Consummated at the Lessee’s place of business at the Leased Premises;

(d)

Information concerning any refund or credit received by Lessee of the Sales and Use Taxes paid or collected by Lessee (including any Sales and Use Tax paid directly to the State of Texas pursuant to a direct payment permit) which has previously been reported by Lessee as Sales and Use Tax paid or collected; and

(e)

A schedule detailing the total sales of Taxable Items by the Retailers Consummated at the Lessee’s place of business at the Leased Premises for the applicable Grant Period.

City agrees, to the extent allowed by law, to maintain the confidentiality of the Sales Tax Certificate.

4.4

Capital Investment. The Capital Investment shall be no less than Three Million Three Hundred Thousand Dollars ($3,300,000.00) as of thirty (30) days after the Commencement Date.

4.5

Required Use.  During the term of this Agreement following the Commencement Date and continuing thereafter until the Expiration Date, the Improvements shall not be used for any purpose other than the Required Use, and the operation and occupancy of the Improvements in conformance with the Required Use shall not cease for more than thirty (30) days, except in connection with and to the extent of an event of Force Majeure.

4.6

Continuous Occupancy.  During the term of this Agreement following the Lease Commencement Date and continuing thereafter until the Expiration Date, the Lessee shall lease and occupy the Leased Premises and the operation of the Leased Premises in conformance with the Required Use and shall not cease operation for more than thirty (30) days except in connection with, and to the extent of an event of Force Majeure.

4.7

Construction of the Improvements. The Company shall, subject to events of Force Majeure, cause Commencement of Construction of the renovation of the Improvements to occur on or before December 31, 2012, and shall, subject to events of Force Majeure, cause Completion of Construction of the renovation of the Improvements to occur on or before December 31, 2013.

4.8

Commencement Date. The Commencement Date shall occur on or before January 1, 2014.

4.9

Lease. The Company and Lessee shall have entered into the Lease on or before August 31, 2012, and the Lessee occupying the Leased Premises on or before January 1, 2014, but no later than the Commencement Date.

Article V

Termination; Repayment

5.1

Termination. This Agreement terminates on the Expiration Date, and may, prior to the Expiration Date, be terminated upon any one or more of the following:

(a)

by mutual written agreement of the parties;

(b)

by either party, if the other party defaults or breaches any of the terms or conditions of this Agreement and such default or breach is not cured within thirty (30) days after written notice thereof;

(c)

by City, if any Impositions owed to the City or the State of Texas by Company shall have become delinquent (provided, however, Company retains the right to timely and properly protest and contest any such taxes or Impositions);

(d)

by City, if Company or the Lessee suffers an event of Bankruptcy or Insolvency;

(e)

by either party if any subsequent Federal or State legislation or any decision of a court of competent jurisdiction declares or renders this Agreement invalid, illegal or unenforceable; or

(f)

by City if the Lessee ceases to occupy the Leased Premises and operate the Theater.

5.2

Offsets.  The City may at its option, offset any amounts due and payable under this Agreement against any debt (including taxes) lawfully due to the City from the Company, regardless of whether the amount due arises pursuant to the terms of this Agreement, a Related Agreement or otherwise and regardless of whether or not the debt due the City has been reduced to judgment by a court.

Article VI

Miscellaneous

6.1

Binding Agreement.  The terms and conditions of this Agreement are binding upon the successors and permitted assigns of the parties hereto.

6.2

Limitation on Liability.  It is understood and agreed between the parties that the Company and City, in satisfying the conditions of this Agreement, have acted independently, and the City assumes no responsibilities or liabilities to third parties in connection with these actions.

6.3

No Joint Venture.  It is acknowledged and agreed by the parties that the terms hereof are not intended to and shall not be deemed to create a partnership or joint venture among the parties.

6.4

Authorization.  Each party represents that it has full capacity and authority to grant all rights and assume all obligations that are granted and assumed under this Agreement. The undersigned officers and/or agents of the parties hereto are the properly authorized officials and have the necessary authority to execute this Agreement on behalf of the parties hereto.

6.5

Notice.  Any notice required or permitted to be delivered hereunder shall be deemed received three (3) days thereafter sent by United States Mail, postage prepaid, certified mail, return receipt requested, addressed to the party at the address set forth below (or such other address as such party may subsequently designate in writing) or on the day actually received if sent by courier or otherwise hand delivered.

If intended for City, to: City of Richardson Attn: Dan Johnson City Manager 411 W. Arapaho Road Richardson, Texas 75080	With a copy to: Peter G. Smith Nichols, Jackson, Dillard, Hager & Smith, L.L.P. 1800 Lincoln Plaza 500 North Akard Dallas, Texas 75201

If intended for Company, to: Hartman Richardson Heights Properties, LLC Attn: Allen R. Hartman CEO & President 2909 Hillcroft, Suite 420 Houston, Texas 77057	With a copy to: Hartman Richardson Heights Properties, LLC Attn: James H. Stokes, Jr. General Counsel 2909 Hillcroft, Suite 420 Houston, Texas 77057

6.6

Entire Agreement.  This Agreement is the entire Agreement between the parties with respect to the subject matter covered in this Agreement.  There is no other collateral oral or written Agreement between the parties that in any manner relates to the subject matter of this Agreement.

6.7

Governing Law.  The Agreement shall be governed by the laws of the State of Texas, without giving effect to any conflicts of law rule or principle that might result in the application of the laws of another jurisdiction; and exclusive venue for any action concerning this Agreement shall be in the State District Court of Dallas County, Texas. The parties agree to submit to the personal and subject matter jurisdiction of said court.

6.8

Amendment.  This Agreement may only be amended by the mutual written agreement of the parties. The City Manager, or designee, shall have the authority to enter into any amendments to this Agreement on behalf of the City.

6.9

Legal Construction.  In the event any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect other provisions, and it is the intention of the parties to this Agreement that in lieu of each provision that is found to be illegal, invalid, or unenforceable, a provision shall be added to this Agreement which is legal, valid and enforceable and is as similar in terms as possible to the provision found to be illegal, invalid or unenforceable.

6.10

Exhibits.  All exhibits to this Agreement are incorporated herein by reference for all purposes wherever reference is made to the same.

6.11

Successors and Assigns.  This Agreement may not be assigned without the prior written consent of the City Manager.

6.12

Recitals.  The recitals to this Agreement are incorporated herein.

6.13

Counterparts.  This Agreement may be executed in counterparts.  Each of the counterparts shall be deemed an original instrument, but all of the counterparts shall constitute one and the same instrument.

6.14

Survival of Covenants.  Any of the representations, warranties, covenants, and obligations of the parties, as well as any rights and benefits of the parties, pertaining to a period of time following the termination of this Agreement shall survive termination.

6.15

Conditions Precedent.  This Agreement is subject to and conditioned upon the following conditions which are conditions precedent to the obligations of the parties: (i) the Company and Lessee entering into the Lease on or before August 31, 2012; and (ii) the Lessee occupying the Leased Premises on or before January 1, 2014.

6.16

Employment of Undocumented Workers.  During the term of this Agreement, the Company agrees not to knowingly employ any undocumented workers, and if convicted of a violation under 8 U.S.C. Section 1324a (f), the Company shall repay the Grants herein and any other funds received by the Company from the City as of the date of such violation within 120 business days after the date the Company is notified by the City of such violation, plus interest at the rate of 6% compounded annually from the date of violation until paid. The Company is not liable for a violation of this Section by a subsidiary, affiliate, or franchisees of the Company or by a person or entity with whom the Company contracts.

(Signature Page to Follow)

EXECUTED on this _______ day of __________, 2012.

CITY OF RICHARDSON, TEXAS

By:

Dan Johnson, City Manager

Attest:

By:

City Secretary

Approved as to Form:

By:

Peter G. Smith, City Attorney

EXECUTED on this _______ day of __________, 2012.

HARTMAN RICHARDSON HEIGHTS

PROPERTIES, LLC

By:

Allen R. Hartman

CEO & President